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Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
MICRON TECHNOLOGY, INC.

    This is a restated version of Micron Technology, Inc.'s Certificate of Incorporation. The original Certificate of Incorporation was filed on April 6, 1984, with the Secretary of State of the State of Delaware. This Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of Micron Technology, Inc.'s Certificate of Incorporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

    1.  The name of the corporation is MICRON TECHNOLOGY, INC.

    2.  The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

    3.  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    4.  The total number of shares of stock which the corporation shall have authority to issue is three billion (3,000,000,000) and the par value of each of such shares is Ten Cents ($0.10) amounting in the aggregate to Three Hundred Million Dollars ($300,000,000.00).

    At all elections of directors of the corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

    5.  The corporation is to have perpetual existence.

    6.  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

    7.  Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

    Meetings of stockholders may by held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

    8.  The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    9.  Pursuant to, and to the full extent permitted by Section 102(b) and any other relevant provisions of the General Corporation Law of the State of Delaware, no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

    10. Pursuant to, and to the full extent permitted by, Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware, the corporation shall, and is hereby obligated to, indemnify any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The corporation shall, and is hereby obligated to, indemnify any of said persons in each and every situation where the corporation is obligated to make such indemnification pursuant to said statutory provisions. The corporation shall also, and is hereby obligated to, indemnify any of said persons in each and every situation where, under the aforesaid statutory provisions, the corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, prior to making such indemnification, the corporation shall make, or cause to be made, such determinations or decisions, following such procedures or methods, as are required by said statutes.

    Micron Technology, Inc. has caused this Restated Certificate of Incorporation to be signed by its authorized officer this 18th day of April, 2001.

By:	/s/ RODERIC W. LEWIS
Name:	Roderic W. Lewis
Title:	V.P. of Legal Affairs, General Counsel & Corporate Secretary

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  Exhibit 3.1